EXHIBIT 10.5

EXECUTION VERSION

CANADIAN SATELLITE RADIO HOLDINGS INC.

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT is made as of the 17th day of November, 2005 between Canadian Satellite Radio Holdings Inc., a corporation incorporated under the laws of the Province of Ontario (the “Corporation”), Canadian Satellite Radio Inc., a corporation incorporated under the laws of Canada (“CSR”), Canadian Satellite Radio Investments Inc., a corporation existing under the laws of the Province of Ontario (“CSR InvestCo”), XM Satellite Radio Holdings Inc., a Delaware corporation (“XM Holdings”), and any person who is permitted by this Agreement to become a party after the date hereof and becomes a party hereto by executing an acknowledgement in the form annexed hereto as Schedule A (each, an “Additional Party”).

RECITALS:

WHEREAS the parties hereto other than the Corporation and CSR together currently own, directly or indirectly, all of the issued and outstanding shares in the capital of the Corporation, with CSR InvestCo owning at least two thirds of such shares and the other parties hereto owning no more than one third of such shares;

AND WHEREAS the Corporation owns all of the issued and outstanding shares of its operating subsidiary, CSR;

AND WHEREAS the parties have entered into this Agreement to record their agreement as to the manner in which the Corporation’s affairs are to be conducted and to grant certain rights and obligations with respect to the ownership of the shares of the Corporation;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements herein contained the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1  Definitions

Whenever used in this Agreement, the following words and terms have the meanings set out below:

(a)	“Act” means the Business Corporations Act (Ontario), as the same may be amended from time to time;

(b)	“affiliate” has the meaning ascribed to such term in the Act;

(c)	“Agreement” means this Shareholders Agreement and all attached schedules and all instruments supplemental to or in amendment or confirmation of this Agreement;

(d)	“arm’s length” has the meaning that it has for purposes of the Income Tax Act (Canada);

(e)
“Articles” means the articles of incorporation of the Corporation, as amended from time to time, the form of which that will be in effect immediately following the Initial Public Offering (or if no Initial Public Offering has occurred, by December 16, 2005) is set forth as Exhibit 1 hereto;

(f)	“Bitove” means John Bitove, a Canadian citizen residing in Toronto;

(g)
“Bitove Affiliates” means Bitove’s Family Members or a custodian, trustee (including an RRSP, RIF, IRA or similar retirement or investment fund) or other fiduciary for Bitove and/or his Family Members or a corporation wholly owned by Bitove and/or other Bitove Affiliates;

(h)	“Board” means the board of directors of CSR or the Corporation, as applicable;

(i)	“Business Day” means any day except Saturday, Sunday or any statutory holiday in the Province of Ontario;

(j)
“Capital Stock” means, with respect to any Person, any and all shares of the Person issued or issuable upon the exercise of any warrants, options, or any other rights to acquire shares (however designated, whether voting or non-voting) of such Person, whether now outstanding or issued subsequent hereto, including, without limitation, all series and classes of common stock and preferred stock.

(k)
“Class A Shares” means Class A Subordinate Voting Shares in the capital of the Corporation and includes the Class A Subordinate Voting Shares of the Corporation currently issued, as well as any additional Class A Subordinate Voting Shares in the capital of the Corporation that may hereafter be issued, the terms of which are described in the Articles, including having one (1) vote per share;

(l)
“Class B Shares” means Class B Voting Shares in the capital of the Corporation and includes the Class B Voting Shares of the Corporation currently issued, as well as any additional Class B Voting Shares in the capital of the Corporation that may hereafter be issued, the terms of which are described in the Articles, including having one (1) vote per share and each three (3) Class B Voting Shares being convertible into one (1) Class A Share;

(m)	“Class C Shares” means Class C Shares in the capital of the Corporation that may hereafter be issued, the terms of which are described in the constating documents of the Corporation.

(n)	“CRTC” mean the Canadian Radio-television and Telecommunications Commission;

(o)
“CSR InvestCo Change of Control” means Bitove and Bitove Affiliates holding, directly or indirectly, less than 50.01% of the voting rights of CSR InvestCo or less than the lower of (x) 33-1/3% of the equity of CSR InvestCo or (y) 50% of the number of shares of CSR InvestCo that Bitove and Bitove Affiliates own on the date hereof (as adjusted for any recapitalization), treating in the case of both (x) and (y) any portion of the equity of or shares in CSR InvestCo subject to a Hedge as not being held by Bitove or Bitove Affiliates.

(p)	“Family Members” means, in respect of an individual, any parent, spouse, child, spouse of a child, grandchild and/or sibling;

(q)
“Hedge” means a forward sale, swap, cap or collar agreements, or other agreement or arrangement designed to protect against fluctuations in the value of equity or shares or under which a counterparty or person other than Bitove or Bitove Affiliates has the primary economic interest in such equity or shares or any appreciation in the value thereof;

(r)
“Independent,” with reference to a director, means an “independent” director meeting all corporate governance requirements for independence of each stock exchange on which the Shares are then listed or proposed to be listed, and all independence requirements of each regulatory agency with corporate governance rules or regulations binding on the Corporation, and with reference to a director or other individual, meets the following requirements: (i) owns less than 5% of the shares of any Shareholder; (ii) is not an officer or employee of the Corporation or CSR; and (iii) is not an associate, officer, director, principal, partner or employee of any Shareholder;

(s)
“Initial Debt Offering” shall mean the Corporation’s or CSR’s first offering of its debt securities that closes on or before March 1, 2006 and is pursuant to any of the following: a prospectus filed under applicable Canadian securities laws in respect of which a (final) receipt has been obtained and/or a registration statement that has been declared effective under the United States Securities Act of 1933, as amended (the “Securities Act”) or an offering memorandum under Rule 144A of the Securities Act;

(t)
“Initial Public Offering” shall mean the Corporation’s first public offering of its securities that closes on or before March 1, 2006 and is pursuant to any of the following: a prospectus filed under applicable Canadian securities laws in respect of which a (final) receipt has been obtained and/or a registration statement that has been declared effective under the Securities Act or any other equity financing or other public offering of securities (including a reverse take-over) directly or indirectly involving the Corporation that has been duly authorized by the Corporation’s Board in which the aggregate offering proceeds equals or exceeds Cdn$50,000,000, accompanied by the listing of the Class A Shares on the Toronto Stock Exchange, the Nasdaq National Market or the New York Stock Exchange;

(u)	“Parties” means, collectively, the Shareholders, the Corporation, CSR and any Additional Party, and “Party” means any one of them;

(v)
“Permitted Additional Securities” means (i) any options, shares or other securities issued or issuable to employees, directors, officers or consultants under a Stock Plan, (ii) any options, warrants, shares or other securities issued or issuable to suppliers or business partners for consideration other than cash as part of a commercial arrangement in the ordinary course of the Corporation’s or CSR’s satellite radio business (which shall be understood to include without limitation any facets of the satellite radio business as conducted by XM Holdings), (iii) any securities issued as a dividend or distribution on all of the Shares, (iv) any securities issuable to XM Holdings, General Motors of Canada Limited (“GM Canada”) or any other original equipment manufacturer (whether directly or to a trust for the benefit of such manufacturer), all as contemplated by a Share Issuance Agreement dated on or about the date hereof, among the Corporation, CSR and XM Holdings (the “Share Issuance Agreement”), (v) any securities issued in the Initial Public Offering including any over-allotment option relating thereto, (vi) securities issued to CSR InvestCo in transactions resulting in the cash contribution referred to in clause (i) of the definition of the Required Equity Funding Date and (vii) securities listed on the schedule of Shares or rights to purchase Shares granted prior to the Required Equity Funding Date as to which XM Holdings has agreed in writing would be included in Permitted Additional Securities;

(w)
“Person” includes any individual, partnership, corporation, joint venture, limited liability company, association, trust, unincorporated organization, or government or agency or political subdivision thereof;

(x)
“Required Equity Funding Date” means the date immediately after the Corporation has issued Capital Stock for consideration, in cash, of at least Cdn $65,000,000, which shall include (i) at least Cdn $15,000,000 in cash contributed by or on behalf of CSR InvestCo, either after the date of this Agreement or before the date of this Agreement for the procurement of property and services for CSR’s satellite radio business, and (ii) at least Cdn $50,000,000 in net cash proceeds from a public offering of Class A Shares. For greater certainty, any over-allotment option and any securities issued upon exercise of such over-allotment option in connection with a public offering shall (1) be deemed to be part of the public offering and to have taken place on the same date as the initial closing of the public offering in the event that the net cash proceeds of such over-allotment option, when added to the net cash proceeds of the Class A Shares sold at the initial closing of the offering, causes the sum of such net cash proceeds to equal or exceed Cdn $50,000,000, and (2) be deemed not to be part of the public offering and to have taken place subsequent to the date of the initial closing of the public offering in the event that the net cash proceeds of the Class A Shares sold at the initial closing of the offering equals or exceeds Cdn$50,000,000.

(y)
“Shareholder” means each of the following, to the extent that it is an owner of Shares: CSR InvestCo and XM Holdings and the Additional Parties, and “Shareholders” means all of such Persons collectively;

(z)
“Shares” means Class A Shares, Class B Shares and Class C Shares, as applicable, of the Corporation, provided that for purposes of any formula where the number of Class B Shares is added to the number of Class A Shares and Class C Shares to arrive at a total number of Shares, (1) since each three (3) Class B Shares are convertible into one (1) Class A Share, the Class B Shares shall be treated as on an as-converted to Class A Shares basis (for greater certainty, the number of Class B Shares effectively shall be divided by three (3) before being added to the number of Class A Shares, and (2) since each Class C Share is economically equivalent to a Class A Share (even though non-voting and non-convertible into Class A Shares), each Class C Share shall be counted the same as a Class A Share);

(aa)
“Stock Plan” means any incentive plan established by the Corporation or CSR and approved by the Board and, if required by applicable rules or regulations (including without limitation those of a stock exchange on which the Shares are then listed or proposed to be listed), by the shareholders of the Corporation and includes for greater certainty the Corporation’s existing stock option plan;

(bb)
“Takeover Restrictions” means any restrictions under the Securities Act (Ontario) that would limit CSR InvestCo’s ability to purchase additional Class A Shares without making an offer to purchase all of the Class A Shares.

(cc)
“Transfer” means any disposition, transfer, sale, exchange, assignment, gift, bequest, disposition, mortgage, charge, pledge, encumbrance, grant of security interest, or any arrangement by which possession, legal title or beneficial ownership passes, directly or indirectly, from one person or entity to another, or to the same person or entity in a different capacity, whether or not voluntary and whether or not for value, and includes any agreement to effect the foregoing.

1.2  Additional Definitions

Unless there is something inconsistent in the subject matter or context, or unless otherwise provided in this Agreement, all other words and terms used in this Agreement that are defined in the Act have the meanings set out in the Act.

1.3  Certain Rules of Interpretation

In this Agreement:

(a)
Consent - Whenever a provision of this Agreement requires an approval or consent and such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required is conclusively deemed to have withheld its approval or consent.

(b)
Governing Law - This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario, without regard to the province’s conflict of law provisions, and each of the Parties irrevocably agrees to submit to the exclusive jurisdiction of the courts of such province for and in connection with any proceedings relating to this Agreement.

(c)	Headings - Headings of articles and sections are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.

(d)	Including - Where the word “including” or the word “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(e)	Number and Gender - Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(f)
Severability - If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision is, as to such jurisdiction, ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other Parties or circumstances.

(g)	Time - Time is of the essence in the performance of the Parties’ respective obligations.

(h)
Time Periods - Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done are calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the following Business Day if the last day of the period is not a Business Day.

(i)	Currency - Unless otherwise indicated all dollar amounts referred to in this Agreement, including the symbol “$”, refer to lawful money of Canada.

ARTICLE 2

PURPOSE AND SCOPE

2.1  Compliance with Agreement

Each Shareholder agrees to vote and act as a shareholder of the Corporation to fulfil the provisions of this Agreement and in all other respects to comply with, and use all reasonable efforts to cause the Corporation to comply with, this Agreement. The Shareholders further undertake that they will use their influence as Shareholders to cause such meetings of the Corporation to be held, resolutions passed, by-laws enacted, agreements and other documents signed and acts or things performed or done as may be necessary or desirable to ensure that the provisions of this Agreement are implemented and given full force and effect. Each of the Corporation and CSR undertakes to carry out and be bound by the provisions of this Agreement to the full extent that it has the capacity and power at law to do so.

2.2  Canadian Ownership

Notwithstanding any other provisions of this Agreement, including those relating to share transfers, the Corporation and CSR will act to ensure that all requirements relating to the ownership and control of broadcasting undertakings as set out in the Broadcasting Act (Canada) and related regulations, rules and regulatory policies, directions and decisions in effect from time to time and the terms of licenses granted to the Corporation or CSR by the CRTC or Industry Canada (the “Restrictions”), are complied with at all times, including as required by the Broadcasting Act (Canada) and including the establishment of an independent programming committee of CSR that meets regulatory approval and such other mechanisms that will ensure the Corporation and CSR are controlled in fact by Canadian entities. The Corporation and CSR will act to ensure that, other than the issuance of Shares to XM Holdings under the Share Issuance Agreement dated on or about the date hereof, no transfer or issuance of Shares or other securities of the Corporation or CSR shall be permitted if such transfer or issuance would cause CSR, after giving effect to the issuance of the Shares to XM Holdings under the Share Issuance Agreement, to cease to be a “qualified corporation” in the context of “The Direction to the CRTC (Ineligibility of Non-Canadians)” dated April 8, 1997 or the equivalent under successor legislation, regulation, rules or regulatory policies, directions or decisions and unless such Transfer is in compliance with the Investment Canada Act (Canada). The Corporation and CSR will act to ensure that XM Holdings shall not be required by the Restrictions or the constating documents of the Corporation (unless XM Holdings is then the only non-Canadian) to sell, transfer or divest any of the Shares acquired under the Share Issuance Agreement without violation of the Restrictions, and in each instance when there is a proposed transfer or issuance of Class B Shares to XM Holdings that the Corporation or XM Holdings reasonably concludes might be prohibited by the Restrictions but would not be prohibited if the Shares to be transferred or issued were Class A Shares, the Parties shall use all reasonable efforts and take such reasonable actions to permit XM Holdings to acquire Class A Shares in lieu of the Class B Shares. The Corporation and CSR acknowledge and agree that the covenants and agreements in this Section may limit the Corporation’s ability to issue shares of the Corporation or CSR to other non-Canadian investors through the Required Equity Funding Date, and that they will include provisions in the Articles, obtain agreements from other non-Canadian investors or take other actions as may be necessary such that in the event of a violation of the Restrictions or CSR ceasing to be a “qualified corporation” as described above, the Corporation will be able to take such actions as may be necessary, including preventing non-Canadians from voting their shares and to the extent permitted by applicable law, requiring non-Canadians to sell, transfer or divest their ownership interests in the Corporation as needed (in each case such non-Canadian investors to be selected in inverse order as provided in the Articles, and the Corporation will ensure that XM Holdings is registered first so that it will be the last non-Canadian that can be prevented from voting or required to sell under the Articles) so that XM Holdings can receive and retain the Shares acquired under the Share Issuance Agreement without violation of the Restrictions.

2.3  Conflict with Articles or By-laws

In the event of any conflict between the provisions of this Agreement and the provisions of the Articles or the by-laws of the Corporation or CSR, the provisions of this Agreement shall prevail, and the Shareholders shall take such steps as are required to amend the Articles and by-laws of the Corporation or CSR so as to ensure conformity with the terms of this Agreement.

2.4  No Indirect Public Offerings

Unless otherwise agreed in writing by each of CSR InvestCo and XM Holdings, neither CSR InvestCo nor any other Person through which Bitove owns Shares shall undertake any public offering of securities prior to an initial (and subsequent) public offering(s) of Class A Shares by the Corporation in which the aggregate gross proceeds to the Corporation equals or exceeds Cdn$50 million, accompanied by the listing of the Class A Shares on the Toronto Stock Exchange, the Nasdaq National Market or the New York Stock Exchange.

2.5  OEM Stakeholders

The Parties agree that pursuant to a Share Issuance Agreement dated on or about the date hereof General Motors of Canada Limited (“GM Canada”) will acquire Shares representing a 7% fully diluted economic interest in the Corporation as of the date hereof (as defined and with dilution protection as described therein until the Required Equity Funding Date), subject to GM Canada entering into or being a party to a distribution agreement with CSR. The Parties also agree that upon issuance of stock to GM Canada, the Corporation, XM Holdings, GM Canada and CSR InvestCo will be entering into a Director Nomination Agreement on customary terms and conditions under which GM Canada will be entitled to nominate one of the directors of the Corporation for as long as GM Canada owns either (i) at least 5% of the outstanding Shares (treating all Shares as a single class of Class A Shares on an as-converted basis, including counting each Class C Share as one Class A Share) or (ii) at least 50% of the number of Shares GM Canada acquires pursuant to a Share Issuance Agreement (as adjusted for any recapitalization prior to the Required Equity Funding Date). The Parties acknowledge that the Corporation is or will be entering into a settlement with the trustee named therein under which an option to purchase, for nominal consideration and for a period not to exceed 60 days, Class A Shares representing 3% of the fully diluted economic equity interest in the Corporation as of the date hereof (as defined and with dilution protection as described therein until the Required Equity Funding Date) is being or will be deposited into the trust created by such settlement to be assigned upon instructions by XM to one or more automotive distribution partners that are expected to become distributors of CSR’s services in Canada (“OEM Stakeholders”), in whole or in parts, subject to such OEM Stakeholders entering into or being parties to distribution agreements with CSR.

ARTICLE 3

MANAGEMENT OF THE CORPORATION

3.1  Board of Directors of CSR and the Corporation

(a)
Unless otherwise permitted by applicable Canadian law, a majority of Board members of the Corporation, at least 80 percent of Board members of CSR and the Chairman of the Board of each of CSR and the Corporation shall be “Canadians” (as defined under “The Direction to the CRTC (Ineligibility of Non-Canadians)” dated April 8, 1997) (the “Residency Requirements”).

(b)
The Board of the Corporation initially shall be comprised of nine members. The Board of CSR shall be comprised of five members. For as long as CSR InvestCo owns at least 33-1/3% of the outstanding Shares (treating all Shares as a single class of Class A Shares on an as-converted basis, including counting each Class C Share as one Class A Share) and has not undergone a CSR InvestCo Change of Control, CSR InvestCo shall be entitled to: (i) nominate a total of three of the nine directors of the Corporation and four of the five directors of CSR; (ii) increase the size of the Board of the Corporation to 12 members; and (iii) nominate six of the 12 directors of the Corporation if the size of the Board has been increased to 12 members. If CSR InvestCo owns less than 33-1/3% of the outstanding Shares (treating all Shares as a single class of Class A Shares on an as-converted basis, including counting each Class C Share as one Class A Share) but owns either (i) at least 15% of the outstanding Shares (treating all Shares as a single class of Class A Shares on an as-converted basis, including counting each Class C Share as one Class A Share) or (ii) at least 50% of the number of Shares CSR InvestCo owns on the date hereof (as adjusted for any recapitalization or additional capital contribution prior to the Required Equity Funding Date) and has not undergone a CSR InvestCo Change of Control, CSR InvestCo will be entitled to nominate three directors of the Corporation and four of the five directors of CSR. For as long as XM Holdings owns either (i) at least 10% of the outstanding Shares (treating all Shares as a single class of Class A Shares on an as-converted basis, including counting each Class C Share as one Class A Share) or (ii) at least 50% of the number of Shares XM Holdings owns on the date hereof (as adjusted for any recapitalization prior to the Required Equity Funding Date and all Shares acquired pursuant to a Share Issuance Agreement dated on or about the date hereof) XM Holdings will be entitled to nominate two of the directors of the Corporation and one of the five directors of CSR. GM Canada will be entitled to nominate one of the directors of the Corporation upon becoming a holder of Shares as provided in Section 2.5. At least three of the directors of the Corporation will be Independent directors of recognized expertise and stature reasonably acceptable to CSR InvestCo (so long as CSR InvestCo has not undergone a CSR InvestCo Change of Control) and to XM Holdings and meeting all corporate governance requirements of each stock exchange on which the Shares are then listed or proposed to be listed, and of each regulatory agency with corporate governance rules or regulations binding on the Corporation, including any requirement that they be “financially literate” within the meaning of Canadian securities laws. For the initial Board of the Corporation, CSR InvestCo will only nominate three of the six directors it is entitled to nominate under this paragraph. All nominees for either Board shall have a personal and professional reputation, qualifications and experience suitable to serving as a director in a company that will become publicly listed in the near future and a willingness and ability to devote time and resources to fulfill his or her duties as a member of the Board. Fulfillment of the Residency Requirements shall be accomplished solely by the appointment of the nominees of CSR InvestCo and the Independent directors and not XM Holdings or GM Canada.

Each Shareholder shall vote its Shares to elect the directors nominated in accordance with this Agreement.

3.2  Removal and Replacement of Nominees

Any Shareholder entitled to nominate and elect a director may require the removal of any such director by notice to such director, the other Shareholders and to each of CSR and the Corporation. Any vacancy occurring on a Board by reason of the death, disqualification, inability to act, resignation or removal of any director may be filled only by a further nominee of the Shareholder or Shareholders whose nominee’s departure caused such vacancy, so as to maintain a Board consisting of the nominees specified in Section 3.1.

3.3  Meetings of Board

Each Board shall meet at least once in every quarter during the term of this Agreement, and the Chairman shall call a special meeting of the applicable Board upon the request of any director nominated by a Shareholder.

3.4  Notice of Meetings

In addition to any notice required by the By-laws, CSR or the Corporation, as applicable, shall notify each director nominated by a Shareholder, in writing, of the intended date of any meeting of a Board at least 5 Business Days prior to the date of such intended meeting unless such requirement is waived by the Shareholder nominating such director. If any director nominated by a Shareholder notifies CSR or the Corporation, as applicable, in writing, on or before the day immediately preceding the day of the intended meeting, requesting a delay of the intended meeting, CSR or the Corporation, as applicable, shall delay the intended meeting at least three calendar days from the day originally scheduled for the intended meeting or such earlier date as may be contained in such notice. Notice of a Board meeting to a director nominated by a Shareholder shall be accompanied by an agenda together with copies of any documents to be considered at such meeting.

3.5  Quorum

A quorum for meetings of a Board consists of a majority of the members of the Board, provided that: (i) to the extent required by applicable law or regulation, a majority of directors present and entitled to vote are resident Canadians who are either Independent members of the Board or (so long as CSR InvestCo has not undergone a CSR InvestCo Change of Control) nominees of CSR InvestCo; (ii) at any time when XM Holdings has the right under this Agreement to nominate one or more directors, at least one director present and entitled to vote is a nominee of XM Holdings; and (iii) at any time when CSR InvestCo has the right under this Agreement to nominate one or more directors, at least one director present and entitled to vote is a nominee of CSR InvestCo. If a quorum is not obtained at any meeting, the meeting shall be adjourned and may be reconvened upon two business days written notice to the directors, at which reconvened meeting the quorum is a majority of the directors for the purposes of all business set forth in the agenda for the original adjourned meeting, provided that, to the extent required by applicable law or regulation, a majority of directors present and entitled to vote at the reconvened meeting are resident Canadians who are either Independent members of the Board or (so long as CSR InvestCo has not undergone a CSR InvestCo Change of Control) nominees of CSR InvestCo.

3.6  Committees of the Board

Representation on committees of the Board shall be in accordance with the rules and regulations of any stock exchange on which the Shares are then listed or proposed to be listed, and all independence requirements of each regulatory agency with corporate governance rules or regulations binding on the Corporation. In addition, all members of the audit committee shall be Independent and will be “financially literate” within the meaning of Canadian securities laws. To the extent required by the terms of CSR’s licence from the CRTC, the Board of CSR will have a programming committee with the powers and responsibilities specified in such licence.

3.7  Telephone Meetings

Any or all directors may participate in a meeting of a Board or any committee thereof by means of such telephone, electronic or other communication facilities as permit all Persons participating in the meeting to hear and communicate with each other simultaneously, and a director participating in such a meeting by such means is deemed to be present at the meeting.

3.8  Annual Budget

The annual operating plan in any financial year of and in respect of CSR and the Corporation shall be subject to the approval of the Board of each of CSR and the Corporation, respectively.

ARTICLE 4

SPECIAL CONSENT RIGHTS

Except to the extent the following covenants and provisions of this Article 4 are waived in writing in any instance by each Party holding consent rights, each of the Corporation and CSR covenants and agrees that (1) for as long as XM Holdings owns either (i) at least 10% of the outstanding Shares (treating all Shares as a single class of Class A Shares on an as-converted basis, including counting each Class C Share as one Class A Share) or (ii) at least 50% of the number of Shares XM Holdings owns on the date hereof (as adjusted for any recapitalization prior to the Required Equity Funding Date and all Shares acquired pursuant to a Share Issuance Agreement dated on or about the date hereof) (the “XM Ownership Threshold”), the prior written consent of XM Holdings shall be required, and (2) if CSR InvestCo owns less than 33-1/3% of the outstanding Shares (treating all Shares as a single class of Class A Shares on an as-converted basis, including counting each Class C Share as one Class A Share) but owns either (i) at least 15% of the outstanding Shares (treating all Shares as a single class of Class A Shares on an as-converted basis, including counting each Class C Share as one Class A Share) or (ii) at least 50% of the number of Shares CSR InvestCo owns on the date hereof (as adjusted for any recapitalization or additional capital contribution prior to the Required Equity Funding Date) (the “CSR InvestCo Ownership Threshold”) and has not undergone a CSR InvestCo Change of Control, the prior written consent of CSR InvestCo shall be required, in each case for the following actions:

(a)
Any merger or consolidation or sale, transfer, assignment, conveyance or other disposition to a third party of all or substantially all of the property and assets of the Corporation, CSR or any direct or indirect subsidiary of the Corporation or CSR;

(b)
the dissolution or winding-up of the Corporation, CSR or any direct or indirect subsidiary of the Corporation or CSR or adoption of a plan of liquidation for the Corporation, CSR or any direct or indirect subsidiary of the Corporation or CSR;

(c)
the making of loans or advances to, transferring properties (other than in the ordinary course of business) to, or guaranteeing any debt of any other person in any amount by the Corporation or CSR (other than in connection with the Initial Debt Offering or a credit facility to be provided to the Corporation or CSR by XM Holdings), which loans, advances, transfers and guarantees would exceed USD $1.0 million in the aggregate at any time outstanding;

(d)	the authorization or filing of articles of amendment or articles of amalgamation for the Corporation or CSR;

(e)
any action or transaction not in the ordinary course of the Corporation’s or CSR’s satellite radio business, which shall be understood to include without limitation any facets of the satellite radio business as conducted by XM Holdings;

(f)	the issuance of shares of CSR to any Person other than the Corporation;

(g)
the incurrence of any indebtedness for borrowed money or the issuance of any debt securities by the Corporation or CSR, other than under a credit facility provided to the Corporation or CSR by XM Holdings, the Initial Debt offering, intercompany indebtedness and working capital facilities not to exceed USD $5.0 million (“Excluded Debt Issuances”), which when combined with all incurrences of any indebtedness for borrowed money and issuances of debt securities by the Corporation or CSR within the preceding two years other than Excluded Debt Issuances, would exceed USD $50.0 million in the aggregate;

(h)
the issuance of Class A Shares, Class B Shares or other equity securities (or securities convertible into equity securities) by the Corporation other than Permitted Additional Securities (or Shares issued upon exercise or conversion of the same) and Shares issued upon conversion by XM Holdings of amounts at any time outstanding under a credit facility provided to the Corporation or CSR by XM Holdings which, when combined with all other equity issuances by the Corporation issued within the preceding two years, other than Permitted Additional Securities (or Shares issued upon exercise or conversion of the same) and Shares issued upon conversion by XM Holdings of amounts at any time outstanding under a credit facility provided to the Corporation or CSR by XM Holdings, would exceed Cdn $50.0 million in the aggregate; and

(i)	any transaction between the Corporation or CSR and a Shareholder or an affiliate of a Shareholder involving aggregate consideration in excess of Cdn $1.0 million.

ARTICLE 5

DEALING WITH SHARES

5.1  Restrictions on Transfer of Shares

(a)
Notwithstanding any provision in this Agreement and without limiting the powers of the Board of the Corporation under the Articles to restrict the issue, transfer and voting of Shares, the Corporation shall not issue Shares to any person and a Shareholder may not Transfer any Shares unless such issuance or transfer has received all required approvals of the CRTC and of any other regulatory authority having jurisdiction.

(b)
Except as may otherwise be agreed in writing by CSR InvestCo (so long as CSR InvestCo has not undergone a CSR InvestCo Change of Control) and XM Holdings, and except for the transfers discussed in Section 5.4, Section 5.5 and Section 5.6, no Shareholder shall Transfer any Shares, or any of its rights or obligations under this Agreement, to any Person, except as specifically permitted by this Agreement and only in accordance with the terms of this Agreement. The Corporation shall not be required: (A) to Transfer on its books any Shares, nor (B) to treat as the owner of the Shares, or otherwise to accord voting or dividend rights to, any transferee to whom the Shares have been Transferred in contravention of this Agreement.

(c)
Notwithstanding any other term of this Agreement, every Transfer of Shares held by a Shareholder to an Affiliate of such Shareholder is subject to the condition that the proposed transferee, if not already bound by the terms of this Agreement, first agrees, in writing, to become a party to and be bound by the terms of this Agreement by signing an acknowledgment substantially in the form annexed hereto as Schedule “A”.

(d)
In the event that any Shareholder files for protection from creditors under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), Chapter 11 of the U.S. Bankruptcy Code or similar process, this Agreement shall remain in force, but all restrictions on share Transfers imposed by this Agreement shall no longer be in force (except for corporate and regulatory restrictions).

5.2  Endorsement on Certificates

In addition to such legends as may be required by applicable securities laws or the Articles, share certificates of the Corporation that are issued to the Shareholders shall bear the following language either as an endorsement or on the face of such share certificate:

“The shares represented by this certificate are subject to all the terms and conditions of a Shareholders Agreement made November 17, 2005 as it may be amended from time to time, which agreement contains, among other things, restrictions on the right of the holder hereof to transfer or sell the shares. A copy of such agreement is on file at the registered office of the Corporation.”

5.3  Pre-Emptive Rights

(a)
Other than Shares to be issued in the Initial Public Offering, and subject to the Restrictions and applicable regulatory approvals, if any additional Shares or options, rights, warrants or other instruments to purchase Shares or securities convertible into or exchangeable for Shares (collectively referred to in this Section as “Additional Securities”), are to be issued by the Corporation for cash, the Corporation shall first offer to each of CSR InvestCo (so long as CSR InvestCo has not undergone a CSR InvestCo Change of Control and owns a number of Shares at least equal to the CSR InvestCo Ownership Threshold) and to XM Holdings (to the extent permitted by applicable Canadian laws and so long as XM Holdings owns a number of Shares at least equal to the XM Ownership Threshold), such portion of the Additional Securities as will enable them to continue to hold the same percentage (on a fully diluted basis) of Shares (treating all Shares as a single class of Class A Shares on an as-converted basis, including counting each Class C Share as one Class A Share) following the issuance of the Additional Securities as held by CSR InvestCo and XM Holdings prior to the issuance of the Additional Securities, by written notice (the “Pre-Emptive Rights Notice”) given to it of the Corporation’s intention to issue Additional Securities and the number and purchase price of such Additional Securities to be so issued; provided, however, that CSR InvestCo, to the extent it wishes to purchase Additional Securities consisting of Class A Shares or rights to purchase Class A Shares, shall be permitted to purchase a combination of Class A Shares and Class B Shares (or rights to purchase the same) that most nearly approximates the voting percentage then held by CSR InvestCo (the “Voting Equivalent Shares”). Each of CSR InvestCo and XM Holdings shall have 10 Business Days from the date the Pre-Emptive Rights Notice is given to give a notice to the Corporation of its intention to purchase all or any of the Additional Securities to which it is entitled and shall indicate in such notice the maximum number of Additional Securities that it is willing to purchase. The transaction of purchase and sale by the Corporation of Additional Securities shall be completed on the date specified by the Board, provided that such date shall not be more than 45 days after the date of the Pre-Emptive Rights Notice.

(b)	The Corporation may issue Additional Securities without complying with the provisions of subsection (a) of this Section 5.3:

(i)	if such Additional Securities are Permitted Additional Securities; or

(ii)	if the application of Section 5.3(a) is waived in writing by CSR InvestCo and XM Holdings.

(c)
Subject to Section 5.3(b)(i) and despite Section 5.3(a), if applicable Canadian laws change so as to permit XM Holdings to hold greater than 33-1/3% of the Shares (treating all Shares as a single class of Class A Shares on an as-converted basis, including counting each Class C Share as one Class A Share), then after such date if any Additional Securities which XM Holdings would be permitted to purchase under applicable Canadian laws (collectively referred to in this Section as “Law Change Additional Securities”) are to be issued, the Corporation shall, subject to applicable regulatory requirements, first offer 50% of such Law Change Additional Securities to XM Holdings and the other 50% to CSR InvestCo by written notice given to it of the Corporation’s intention to issue Law Change Additional Securities and the number and purchase price of such Law Change Additional Securities to be so issued, provided, however, that CSR InvestCo, to the extent it wishes to purchase Law Change Additional Securities consisting of Class A Shares or rights to purchase Class A Shares, shall be permitted to purchase the Voting Equivalent Shares. XM Holdings and CSR InvestCo shall have 10 Business Days from the date such notice is given to give a notice to the Corporation of its intention to purchase all or any of the Law Change Additional Securities offered to it pursuant to this Section to which it is entitled and shall indicate in such notice the maximum number of Law Change Additional Securities offered to it pursuant to this Section that it is willing to purchase.

5.4  Permitted Transfers

(a)	CSR InvestCo may, after giving notice to the Corporation, Transfer all or any part of the Shares owned by CSR InvestCo:

(i)	to a Bitove Affiliate who agrees to be bound by and become a party to this Agreement in accordance with Section 5.1; or

(ii)
into the public market through a broker or underwriter in compliance with applicable securities laws (provided, that if only one class of Shares is publicly traded, any Shares not of the publicly traded class shall first be converted to the publicly traded class of Shares prior to being transferred).

provided, in the case of (i) above, the transferee agrees to be bound by, and become a party to, this Agreement in accordance with Section 5.1.

(b)	XM Holdings may, after giving notice to the Corporation, Transfer all or any part of the Shares of the Corporation owned by it:

(i)	to any affiliate of XM Holdings that agrees to be bound by and become a party to this Agreement in accordance with Section 5.1; or

(ii)	into the public market through a broker or underwriter in compliance with applicable securities laws.

(c)
Section 5.5 of this Agreement shall not apply to any transfer permitted under Section 5.4(a)(i) or Section 5.4 (b)(i), and Section 5.6 of this Agreement shall not apply to any transfer permitted under paragraphs (a) or (b). For greater certainty, Section 5.5 of this Agreement shall apply to any transfer permitted under Section 5.4(a)(ii) or Section 5.4(b)(ii).

5.5  Right of First Refusal

(a)
To the extent permitted by applicable Canadian laws, if any Shareholder (a “Selling Shareholder”) receives from a third party (the “Third Party”), acting as principal and dealing at arm’s length with the Selling Shareholder, a bona fide written offer (the “Third Party Offer”) to purchase for cash all or any of the Shares of the Corporation then owned by the Selling Shareholder, which Third Party Offer the Selling Shareholder wishes to accept (subject to compliance with the provisions of this Section 5.5), or if the Selling Shareholder wishes to sell into the public market all or any of the Shares of the Corporation then owned by the Selling Shareholder, then such Selling Shareholder shall deliver a notice in writing (the “Notice of Sale”) to the other Shareholders (“Other Shareholders”) offering to sell to the Other Shareholders the Shares proposed to be sold by the Selling Shareholder (the “Offered Shares”) at the same price and in all other respects on the same terms and conditions as provided in the Third Party Offer (except that the Notice of Sale shall be deemed to contain the provisions of Section 6.1) or proposed sale into the public market. The offer contained in the Notice of Sale shall be irrevocable except with the consent of the Other Shareholders and shall be open for acceptance for a period of 10 Business Days after the date upon which the Notice of Sale was delivered to the Other Shareholders (the “Acceptance Period”).

(b)
Upon the Notice of Sale being given, the Other Shareholders have the right to purchase all, or less than all, of the Offered Shares in proportion to the numbers of Shares (treating all Shares as a single class of Class A Shares on an as-converted basis, including counting each Class C Share as one Class A Share) then held by the Other Shareholders or such other proportions that they may agree upon. Such right to purchase such Offered Shares shall be subject to the Restrictions and shall not apply to the extent such right would conflict with the requirements of the Restrictions; provided, however, that if XM Holdings is prevented from purchasing Offered Shares by the Restrictions or could not purchase such Offered Shares without triggering a requirement under the Takeover Restrictions to offer to purchase all Class A Shares, XM Holdings shall have the right to assign its right to purchase Offered Shares to a Person that would be able to purchase such Offered Shares without such a conflict or requirement, subject to the consent of CSR InvestCo (so long as CSR InvestCo has not undergone a CSR InvestCo Change of Control) not to be unreasonably withheld; and provided, further, that if CSR InvestCo could not purchase such Offered Shares without triggering a requirement under the Takeover Restrictions to offer to purchase all Class A Shares, CSR InvestCo shall have the right to assign its right to purchase Offered Shares to a Person that would be able to purchase such Offered Shares without such a requirement, subject to the consent of XM Holdings not to be unreasonably withheld.

(c)
Within the Acceptance Period, but subject to paragraph (b), each of the Other Shareholders may give to the Selling Shareholder a notice in writing (an “Acceptance Notice”) accepting in full or in part the offer contained in the Notice of Sale.

(d)
If any of the Other Shareholders gives an Acceptance Notice within the Acceptance Period confirming its agreement to purchase all or less than all of the Offered Shares, the sale of the Offered Shares to such Other Shareholder shall be completed within 20 Business Days of the expiry of the Acceptance Period. An Other Shareholder that gives an Acceptance Notice may not exercise its rights pursuant to Section 5.6 hereof. If the Selling Shareholder does not receive an Acceptance Notice from the Other Shareholders within the Acceptance Period confirming their agreement to purchase all of the Offered Shares, the right of the Other Shareholders to purchase the Offered Shares not the subject of an Acceptance Notice shall cease and the Selling Shareholder may, within 30 Business Days after the Acceptance Period, sell the Offered Shares to the Third Party at the price and upon the terms and conditions specified in the Third Party Offer or into the public market (for greater certainty, if the Third Party Offer or Notice of Sale sets forth a price or terms determined by reference to the market price, the sale of the Offered Shares may be at a similarly determined price or terms even though the market price may have changed prior to the sale), as applicable.

5.6  Co-Sale Rights

(a)
Subject to Section 5.5(d) and the condition in Section 5.6(c), if any Shareholder (a “Co-Sale Shareholder”) receives a Third Party Offer that it wishes to accept, then, prior to the acceptance of the Third Party Offer, the Co-Sale Shareholder shall notify the other Shareholders of such proposed sale and the terms of such proposed sale and the Co-Sale Shareholder shall, if required by the other Shareholders, obtain from the Third Party within five (5) days of the receipt of such notice a bona fide offer addressed to the other Shareholders, on terms and conditions at least as favourable as those contained in the Third Party Offer, to purchase from the other Shareholders (the “Co-Sale Offer”): (i) that number of Shares (treating all Shares as a single class of Class A Shares on an as-converted basis, including counting each Class C Share as one Class A Share) that is the same proportion of the total number of Shares held by the other Shareholders as the number of Shares proposed to be sold by the Co-Sale Shareholder pursuant to the Third Party Offer bears to the total number of Shares then held by the Co-Sale Shareholder, or (ii) if the Third Party Offer relates to a limited number of Shares only, such limited number of Shares (treating all Shares as a single class of Class A Shares on an as-converted basis, including counting each Class C Share as one Class A Share) multiplied by the quotient of X/Y, where X is equal to the total number of Shares then held by the other Shareholders and Y is equal to sum of all Shares held by the Shareholders.

(b)
The Co-Sale Shareholder as applicable shall deliver the Co-Sale Offer to the other Shareholders, together with a copy of the Third Party Offer. The Co-Sale Offer shall be irrevocable and shall be open for acceptance by the other Shareholders for five (5) days after the delivery thereof to the other Shareholders.

(c)
The Co-Sale Shareholder and the other Shareholders wishing to make transfers under this Section 5.6 shall be permitted to make a transfer to which this Section 5.6 shall apply only if the purchaser of Shares is a credit worthy Canadian and qualified corporation in good standing that is not a competitor to XM Holdings and is reasonably acceptable to each of the Shareholders.

5.7  Minimum Ownership Thresholds

The provisions of Section 5.3 through 5.6 shall cease to apply to (i) CSR InvestCo when it holds a number of Shares less than the CSR InvestCo Ownership Threshold or there has been a CSR InvestCo Change of Control, (ii) XM Holdings when it holds a number of Shares less than the XM Ownership Threshold, and (iii) any other Shareholder when such Shareholder no longer holds at least 5% of the outstanding Shares (treating all Shares as a single class of Class A Shares on an as-converted basis, including counting each Class C Share as one Class A Share).

5.8  Lock-up

If requested in writing by the underwriters or agents for an Initial Public Offering of the Corporation, each Shareholder shall agree not to Transfer any of its securities of the Corporation without the consent of such underwriters or agents, for a period not to exceed 180 days following the effective date of such Initial Public Offering; provided, however, that the Corporation shall have used its best efforts to obtain agreements from all persons holding in excess of 1% of the capital stock of the Corporation on a fully diluted, as-converted basis (counting each Class C Share as one Class A Share) and all executive officers and directors of the Corporation not to sell publicly their shares of the Corporation under the circumstances and pursuant to the terms set forth in this Section.

5.9  Regulatory Approvals

Notwithstanding any time period otherwise specified in Section 5.3, Section 5.5, or Section 5.6 in respect of the closing date for the purchase and sale of Shares, such closing date shall be automatically extended for such period of time as shall be necessary to receive the necessary approval of the purchase and sale of Shares as contemplated by the applicable Section of the Agreement by the CRTC and by any other regulatory authority having jurisdiction. If such approvals are not obtained within 180 days of submission of an application, the Corporation or any Shareholder who is purchasing or selling shares may elect not to close. Each of the Shareholders who is purchasing or selling shares and the Corporation agrees to use commercially reasonable efforts to obtain all such CRTC and other regulatory approvals and to co-operate in the provision of information to obtain such approvals.

ARTICLE 6

ARRANGEMENTS REGARDING DISPOSITIONS

6.1  Closing

The following provisions apply to any Transfer of Shares pursuant to this Agreement:

(a)
The Transfer shall be completed at the Corporation’s registered office on the date specified for closing. At such time, the transferor(s) shall Transfer to the transferee(s) good title to the Shares being transferred free and clear of all liens, charges and encumbrances and deliver to the transferee(s) certificates and other documents of title evidencing ownership of the Shares being transferred, duly endorsed in blank for transfer by the holders of record. In addition, if the transferor is disposing of all or substantially all of its Shares, the transferor(s) shall deliver to the Corporation all records, accounts and other documents in its possession belonging to the Corporation and the resignations and releases of its nominees on the Board, all such resignations to be effective no later than the time of delivery. The transferee(s) shall deliver to the transferor(s) full payment of the purchase price (subject to any escrow or holdback requirement) payable for the Shares being transferred.

(b)
If, at the time of closing, a transferor fails to complete the subject transaction of purchase and sale, the transferee shall have the right, if not in default under this Agreement, without prejudice to any other rights that it may have, upon payment of that part of the purchase price payable to the transferor at the time of closing to the credit of the transferor in the main branch of the Corporation’s bank, to execute and deliver, on behalf of and in the name of the transferor, such deeds, transfers, share certificates, resignations or other documents that may be necessary to complete the subject transaction and the transferor hereby irrevocably appoints the transferee its attorney in that behalf. Such appointment and power of attorney, being coupled with an interest, shall not be revoked by the insolvency or bankruptcy of the transferor and the transferor hereby ratifies and confirms and agrees to ratify and confirm all that the transferee may lawfully do or cause to be done by virtue of such appointment and power.

6.2  Repayment of Debt

(a)
In the event that at the time of the sale of any Shares under any provision of this Agreement, the vendor thereof is indebted to the Corporation or any affiliate thereof, the vendor shall assign and set over to the Corporation or such affiliate and shall direct the purchaser to pay to the Corporation or such affiliate, if requested by the Corporation to do so, the purchase price of such Shares to the extent required to discharge the vendor’s indebtedness to the Corporation or such affiliate.

(b)
In the event that at the time of the sale of any Shares under any provision of this Agreement, the Corporation or any affiliate thereof is indebted to the vendor, the Corporation or such affiliate shall pay all such indebtedness to the vendor (unless it otherwise agrees in writing and other than any indebtedness under a credit facility to be provided to the Corporation or CSR by XM Holdings) at the time of closing herein provided for.

ARTICLE 7

INSPECTION RIGHTS AND REPORTING

7.1  Inspection

Subject to the requirements of applicable Canadian securities laws, the Corporation and CSR shall permit the Shareholders and any agents or representatives thereof to visit and inspect the properties of each of the Corporation and CSR, to examine and make abstracts from any of each of the Corporation’s and CSR’s books and records (including agreements, licences, and similar documents) at any reasonable time and as often as the Shareholders or such agents or representatives may reasonably request, and to discuss the business, operations, prospects, assets, properties, and condition (financial or otherwise) of the Corporation and CSR with any of the officers, directors, employees, agents, or representatives of the Corporation or CSR.

7.2  Books and Records

Each of the Corporation and CSR shall keep and maintain adequate and proper books and records of account, in which complete entries are made in accordance with generally accepted accounting principles consistently applied and in accordance with all applicable laws, rules, and regulations, reflecting all financial and other transactions of the Corporation and CSR normally or customarily included in books and records of account of companies engaged in the same or similar businesses and activities as the Corporation or CSR. All financial statements that the Corporation and CSR shall prepare and deliver pursuant to this Agreement (i) shall be true, correct, and complete in all material respects, (ii) shall be in accordance with the books and records of CSR in all material respects, (iii) subject, in the case of quarterly financial statements, to year-end adjustments, which shall not, in the aggregate, be material, shall present fairly the financial position of the Corporation and CSR as of the respective dates and the results of operations and changes in financial positions of the Corporation and CSR for the respective periods indicated, and (iv) shall have been prepared in accordance with generally accepted accounting principles applied on a consistent basis.

7.3  Inspection Rights

(a)
The Corporation and CSR shall furnish to the Shareholders: as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Corporation and CSR, a copy of the audited balance sheet of each of the Corporation and CSR as of the end of such fiscal year and the related audited statements of income, stockholders' equity, and changes in financial condition for such fiscal year, all prepared in reasonable detail and in accordance with the requirements of Section 7.2 hereof, and certified by independent certified public accountants of recognized international standing as presenting fairly the financial position of each of the Corporation and CSR and approved by the Board of Directors of the Corporation and CSR; and as soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of CSR (other than the last quarter of each fiscal year), a copy of the unaudited balance sheet of each of the Corporation and CSR as of the end of such quarter and the related unaudited statements of income, stockholders' equity, and changes in financial condition of each of the Corporation and CSR for the periods commencing at the end of the previous quarter and ending at the end of such quarter and commencing at the beginning of the fiscal year and ending at the end of such quarter, in each case including footnotes and setting forth in comparative form the corresponding figures for the corresponding period of the preceding fiscal year and the figures for such period set forth in the operating plan and budget delivered by the Corporation and CSR pursuant to paragraph (b)(iv), all prepared in reasonable detail and duly certified by the chief financial officer of each of the Corporation and CSR as having been prepared in accordance with the requirements of Section 7.2 hereof.

(b)	The Corporation and CSR shall furnish to the Shareholders, subject to the requirements of applicable Canadian securities laws:

(i)
promptly after the commencement thereof, notice of all actions, suits, and proceedings before or by any court, other governmental authority, or arbitrator affecting the Corporation, CSR or any of their Subsidiaries;

(ii)
promptly upon the occurrence of a material adverse change in the business, operations, prospects, assets, properties, or condition (financial or otherwise) of the Corporation or CSR, a statement of the chief financial officer of the Corporation and CSR setting forth the details thereof and the action that the Corporation or CSR proposes to take with respect thereto;

(iii)
promptly after the sending or filing thereof, copies of all financial statements and reports that the Corporation or CSR sends to its stockholders and copies of all regular, periodic, and special reports which the Corporation or CSR files with any governmental authority;

(iv)
as soon as available and in any event no later than forty-five (45) days prior to the first day of each fiscal year of the Corporation and CSR, an annual operating plan and budget (including cash flow data) for the Corporation and CSR for such fiscal year, each prepared in reasonable detail, as each such operating plan and budget has been approved by the Board of Directors of the Corporation and CSR;

(v)
as soon as available and in any event no later the sixtieth (60th) day of each fiscal year, an updated five-year business plan for the Corporation and CSR, each prepared in reasonable detail, as each such updated business plan has been approved by the Board of Directors of the Corporation and CSR; and

(vi)
promptly upon receipt of a reasonable good faith request from the Shareholders therefor, such other information respecting the business, operations, prospects, assets, properties or condition (financial or otherwise) of CSR as the Shareholders from time to time reasonably may request.

ARTICLE 8

GENERAL

8.1  Application of this Agreement

The terms of this Agreement shall apply mutatis mutandis to any Shares that may hereafter be issued by the Corporation to the Shareholders and to any shares or other securities:

(a)	resulting from the conversion, reclassification, redesignation, subdivision, consolidation of other change to the Shares held by the Shareholders; or

(b)	of the Corporation or any successor body corporate that may be received by the Shareholders on a merger, amalgamation, arrangement or other reorganization of or including the Corporation;

and prior to any action referred to in (a) or (b) above being taken the Parties shall give due consideration to any changes that may be required to this Agreement in order to give effect to the intent of this Section 8.1.

8.2  Confidentiality

(a)
“Confidential Information” includes, but is not limited to any information which any party hereto considers to be of a proprietary and confidential nature and includes, without limitation, know-how, data, process, technique, program, design, formula, marketing, advertising, financial, sales, customer or programming matter, compositions, drawings, diagrams, computer programs, studies, work in process, visual demonstrations, concepts, and other data, whether oral, written, graphic, or electronic form, which may be exchanged between the parties. For the purposes of this Agreement, “Confidential Information” shall include, without limitation, the existence or contents of this Agreement. Confidential Information does not include the following information: (i) information which is now or which hereafter becomes publicly known or available through no act or failure on the part of the receiving party; (ii) information which is actually known to the receiving party at the time of the receipt of such Confidential Information without obligation of confidentiality; and (iii) information which is hereafter furnished to the receiving party by a third party without obligation of confidentiality.

(b)
Each party hereto will not use the Confidential Information of the other party for any purpose other than to perform this Agreement, will not disclose the Confidential Information of another party hereto to third parties, except:

(i)
to those third parties who have a need to know such information in order for the receiving party to perform this Agreement, and who have executed a written non-disclosure agreement with substantially similar protections to those contained herein; will protect the Confidential Information of the other parties hereto with at least the same degree of care as it uses in protecting its own confidential information; and will not copy the Confidential Information of any other party hereto without first getting the other’s written consent; or

(ii)
disclosure as may be required by law, regulation, court of government agency of competent jurisdiction (however, if required to make such a disclosure, the receiving party agrees to give the disclosing party prompt notice prior to disclosure and make a reasonable effort to assist disclosing party in obtaining a protective order or in redacting specified information to the extent reasonably permitted by applicable law or regulation).

These obligations remain in effect after expiry or termination of this Agreement.

(c)
After termination or expiry of the term of this Agreement, any party hereto may require any other party hereto to return immediately or, as the applicable parties may agree, destroy all copies of its Confidential Information the other then has and certify to it the other has taken these steps.

(d)
In the event of breach of the confidentiality provisions of this Agreement by the receiving party, it acknowledges that the disclosing party will be irreparably harmed, and that the disclosing party shall, in addition to any other available remedies, be entitled to obtain equitable relief to prevent further disclosures without resorting to the dispute resolution procedures set forth below.

8.3  Undertaking

The Parties undertake to sign and complete all such deeds, documents, resolutions, minutes and other instruments and to do all such acts as are necessary to give full effect to the terms, conditions and restrictions contemplated by this Agreement and to make them binding on the Parties as well as on third parties who are not privy to the terms hereof.

8.4  Notices

Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section referred to as a “Notice”) must be in writing and is sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by fax:

(a)	in the case of a Notice to the Corporation at:

Suite 2300, P.O. Box 222
Canada Trust Tower, BCE Place
161 Bay Street
Toronto, Ontario M5J 2S1
Attention: Legal Department
Fax: (416) 361-6018

(b)	in the case of a Notice to CSR InvestCo at:

Suite 2300, P.O. Box 222
Canada Trust Tower, BCE Place
161 Bay Street
Toronto, Ontario M5J 2S1
Attention:
Fax: (416) 361-6018

(c)	in the case of a Notice to XM Holdings at:

1500 Eckington Place, N.E.
Washington, D.C. 20002
Attention: Joseph Titlebaum
                            Executive Vice President, General Counsel
                            Joseph Verbrugge
                            Vice President, International Operations
Fax: (202) 380-4500

(d)	in the case of any other Shareholder, at the address contained in the records of the Corporation with respect to such Shareholder.

Any Notice made or given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if made or given by courier, on the second Business Day following the deposit thereof with the courier and, if made or given by fax, on the day of transmittal thereof (provided the original copy is immediately forwarded by courier).

8.5  Amendment

No amendment, supplement or modification of this Agreement and, unless otherwise specified, no waiver, consent or approval by any Party, is binding unless approved by the Corporation’s Board, and approved in writing by CSR InvestCo and XM Holdings, and any amendment, supplement, modification, waiver, consent or approval so approved shall be binding upon each of the Parties.

8.6  Execution and Delivery

This Agreement may be executed by the Parties in counterparts and may be executed and delivered by fax, and all such counterparts and facsimiles together constitute one agreement.

8.7  Benefit of the Agreement

This Agreement enures to the benefit of and is binding upon the respective heirs, executors, administrators, successors and permitted assigns of the Parties.

8.8  Assignment

Except as expressly provided in this Agreement, none of the Parties to this Agreement may assign its rights, benefits, remedies and obligations under this Agreement without the prior written consent of the Corporation, CSR and CSR InvestCo (so long as CSR InvestCo has not undergone a CSR InvestCo Change of Control) and XM Holdings other than in a transfer permitted under Section 5.4(a)(i) or (ii) or Section 5.4 (b)(i) and upon the transferee entering into an agreement reasonably acceptable to the Parties to be bound by this Agreement. The rights granted under Article 4 are personal to XM Holdings and to CSR InvestCo and shall not be assignable or otherwise transferable other than in a transfer permitted under Section 5.4(a)(i) or (ii) or Section 5.4 (b)(i) and upon the transferee entering into an agreement reasonably acceptable to the Parties to be bound by this Agreement.

8.9  Termination

This Agreement terminates upon the first to occur of:

(a)	the date the Agreement is replaced by a new agreement between the Parties;

(b)	the date this Agreement is terminated by the written approval of all Shareholders;

(c)	the date that the Corporation is wound-up, liquidated or dissolved, whether voluntarily or involuntarily; and

(d)	that date that one Person becomes the beneficial owner of all of the Shares;

except that the provisions of Section 5.8 continue upon a termination of this Agreement.

[The remainder of this page is intentionally left blank.]

Counterpart Signature Page To Shareholder Agreement

IN WITNESS OF WHICH the Parties have duly executed this Agreement.

CANADIAN SATELLITE RADIO HOLDINGS INC.

Date:	By:	/s/ John I. Bitove
Name: John I. Bitove
Title: Chairman and CEO

CANADIAN SATELLITE RADIO INVESTMENTS INC.

Date:	By:	/s/ John I. Bitove
Name: John I. Bitove
Title: President

XM SATELLITE RADIO HOLDINGS INC.

Date:	By:	/s/ Gary M. Parsons
Name: Gary M. Parsons
Title: Chairman

CANADIAN SATELLITE RADIO INC.

Date:	By:	/s/ John I. Bitove
Name: John I. Bitove
Title: Chairman and CEO

SCHEDULE “A”

FORM OF JOINDER

To:
The parties to the Shareholders Agreement (the “Agreement”) made as of the [ ] day of  [ ], 2005 between Canadian Satellite Radio Holdings Inc. (the “Corporation”), Canadian Satellite Radio Inc. and certain shareholders of the Corporation specified therein.

The undersigned,     , having purchased certain shares of the Corporation [previously held by    ], in consideration of the approval by the Board of Directors of the Corporation of the transfer [or issuance] of such shares to the undersigned and other good and valuable consideration (receipt of which is hereby acknowledged), hereby agrees to be an Additional Party to and bound by all of the provisions of the Shareholders Agreement as if the undersigned were an original party thereto.

DATED at ____________________ , this __________  day of __________  , 200 .

SIGNED, SEALED AND DELIVERED                      )
in the presence of                                                        )
)  _______________________________________
)

_________________________________

OR

                            ●

Per: ______________________________c/